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HEALTHTRUST, INC. - THE HOSPITAL COMPANY

Exhibit 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
(Dollars in thousands, except per share data)



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                                            Three Months Ended February 28        Six Months Ended February 28
                                                 1994            1993                 1994             1993
Primary:

  Average shares outstanding                 81,175,622       81,241,645           81,138,773       81,274,611
  Net effect of dilutive warrants             2,731,645        2,171,052            2,675,458        2,004,328
  Net effect of dilutive stock options          970,897          263,767              824,890          134,753
  Total weighted average common shares       84,878,164       83,676,464           84,639,121       83,413,692

  Net income                                $    47,376      $    37,935        $      86,228      $    71,257

  Net income per share                      $      0.56      $      0.45        $        1.02      $      0.85

Fully Diluted:

  Average shares outstanding                 81,175,622       81,241,645           81,138,773       81,274,611
  Net effect of dilutive warrants             2,772,431        2,171,052            2,772,431        2,004,328
  Net effect of dilutive stock options        1,061,482          263,767            1,020,829          134,753
  Total weighted average common shares       85,009,535       83,676,464           84,932,033       83,413,692

  Net income                                $    47,376      $    37,935        $      86,228      $    71,257

  Net income per share                      $      0.56      $      0.45        $        1.02      $      0.85

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